EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Summer Infant, Inc. on Form S-8 of our report dated March 27, 2008, relating to our audit of the 2007 consolidated financial statements which appear in the Annual Report on Form 10-K of Summer Infant, Inc. for the year ended December 31, 2007.

/s/MCGLADREY & PULLEN, LLP
New York, New York

January 14, 2009